EXHIBIT 16.2

Lawrence Scharfman, CPA
9608 Honey Bell Circle
Boynton Beach, FL 33437
(561) 733-0296 Telephone
(561) 740-0613 Fax

August 25, 2009

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

RE: First Quantum Ventures, Inc.
File No. 000-52759

We have read the statements that First Quantum Ventures, Inc., included under Item 4 of the Form 8-K report expected to be filed on August 25, 2009 regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.

Very truly yours,

/s/ Lawrence Scharfman, CPA
Lawrence Scharfman, CPA